UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 405-5012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On November 9, 2009, The Western Union Company (the “Company”) issued a press release announcing that Hikmet Ersek, Executive Vice President and Managing Director, Europe, Middle East, Africa and Asia Pacific Region, has been appointed to the position of Chief Operating Officer of the Company, effective January 1, 2010. A copy of the press release is attached hereto as Exhibit 99.1.

On November 9, 2009, Western Union Financial Services GmbH (“Western Union Austria”), a subsidiary of the Company, and Mr. Ersek entered into an Employment Contract (the “Employment Contract”) and Western Union Austria, the Company and Mr. Ersek entered into an Expatriate Letter Agreement (the “Expatriate Agreement”), which forms a part of the Employment Contract during the term of the Expatriate Agreement (the Employment Contract and the Expatriate Agreement are collectively referred to herein as the “Employment Agreement”). The Employment Agreement, as described in this Item 5.02 below, supersedes an Employment Agreement dated as of April 29, 1999 previously entered into between Western Union Austria and Mr. Ersek, as amended.

The terms of the Employment Agreement provide for, among other benefits (i) an annual base salary of EUR 600,000, subject to merit increases, (ii) eligibility to participate in the Company’s 2006 Long-Term Incentive Plan and Senior Executive Annual Incentive Plan (the “Annual Incentive Plan”), (iii) eligibility to participate in retirement, health and welfare benefits programs on the same basis as similarly situated employees in Austria, as well as benefits under the Company’s expatriate assignment policy, which include (iv) relocation and housing benefits, (v) tax preparation and equalization benefits, (vi) a company car, (vii) travel expenses for Mr. Ersek and his immediate family, and (viii) an education allowance for dependent children. Also, on November 6, 2009, the Board of Directors of the Company approved for Mr. Ersek an annual long-term incentive grant value of US$3,500,000, and an Annual Incentive Plan target award at 115% of base salary, each effective for the 2010 fiscal year.

The term of Mr. Ersek’s appointment as Chief Operating Officer commences on January 1, 2010 and, unless terminated earlier or extended pursuant to the terms of the Employment Agreement, ends on December 31, 2011 (the “Term”). The Employment Agreement provides that if Mr. Ersek is appointed to and accepts the position of Chief Executive Officer of the Company (“Chief Executive Officer”), Mr. Ersek’s appointment as Chief Operating Officer will immediately end, the Employment Agreement will be immediately terminated and Mr. Ersek will become employed in the United States by the Company or one of its United States subsidiaries. The Employment Agreement provides further that if, (i) on or before the expiration of the Term, Mr. Ersek is notified that he will not be considered as a candidate for the Chief Executive Officer position, and Mr. Ersek elects, within 30 calendar days of such notification, to terminate his employment, or (ii) during or upon the expiration of the Term, Mr. Ersek is offered the Chief Executive Officer position and declines such offer and elects, within 30 calendar days of the date he declines such offer, to terminate his employment, then in either case Mr. Ersek will be eligible to receive benefits under the Company’s Severance/Change in Control Policy (Executive Committee Level) as if Mr. Ersek’s employment terminated for an eligible reason under such policy.

The Employment Agreement also includes non-competition, non-solicitation and confidentiality provisions.

There is no arrangement or understanding between Mr. Ersek and any other persons pursuant to which Mr. Ersek was selected as Chief Operating Officer. There are no transactions involving Mr. Ersek requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Ersek, 49, has served as the Company’s Executive Vice President and Managing Director, Europe, Middle East, Africa and Asia Pacific Region since December 2008. From September 2006 to December 2008, Mr. Ersek served as the Company’s Executive Vice President and Managing Director, Europe/Middle East/Africa/South Asia. Prior to September 2006, Mr. Ersek held various positions with Western Union. From March 2004 to September 2006, he was Senior Vice President, Europe/Middle East/Africa/South Asia and from October 2002 to March 2004 he was Senior Vice President, Europe/Middle East/Africa. Prior to that time, Mr. Ersek was Regional Vice President, Central and Eastern Europe from July 2001 to October 2002. Prior to joining Western Union in September 1999, Mr. Ersek was with GE Capital specializing in European payment systems and consumer finance.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibit Number	Description of Exhibit

99.1	Press release dated November 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

Dated: November 9, 2009.	By:	/s/ SARAH J. KILGORE
	Name:	Sarah J. Kilgore
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated November 9, 2009